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                                                                  Exhibit (a)(3)

Dear _________________:

         I am happy to announce that PAULA Financial will offer to exchange certain options that you hold under the Company's 1997 Stock Incentive Plan (the "1997 Plan") or the Company's 1994 Stock Incentive Plan (the "1994 Plan" and, together with the 1997 Plan, the "Plans") for restricted shares of common stock we will issue under the Plans. The restricted stock will generally be issued under the same Plan under which the tendered options were granted, except that if you are a director or consultant of PAULA Financial or one of our subsidiaries (and not an employee of any of them) who tenders options under the 1994 Plan, you will receive restricted stock under the 1997 Plan.

         The number of shares of restricted stock that we will exchange for the options you tender, if any, will be as described in an offer to exchange and a related letter of transmittal which are enclosed with this letter. We will issue the restricted stock as soon as practicable after we accept and cancel the tendered options and receive an executed restricted stock agreement from you as described in the offer to exchange and letter of transmittal. You may tender (surrender) all or some of your eligible options to the Company in exchange for restricted stock, subject to the terms and conditions of the offer to exchange and letter of transmittal. For each eligible option that you tender, you may tender with respect to all or only a portion of the shares covered by that eligible option. You also have the right to choose not to tender any of your options.

         If you cease to be an employee, director or consultant of the Company or one of its subsidiaries by reason of termination with "cause" (as defined in the restricted stock agreement) or by reason of voluntary resignation (other than because of disability) after the date you tender options but before the date the unvested portion of the restricted stock vests, you will not receive that portion of the restricted stock. If you do not remain an employee, director or consultant of the Company or one of its subsidiaries for the required periods, you will not receive that portion of the restricted stock, and you will not receive any other consideration for the options tendered by you and cancelled by the Company.

         The restricted stock will be subject to the terms and conditions of the Plans and a restricted stock agreement between you and the Company. One-third of the restricted stock will vest on the date the tendered options are accepted for exchange and cancelled, and the remaining two-thirds will vest in equal installments on the first and second anniversaries of that date, provided you remain employed by the Company or one of its subsidiaries, or continue to serve as a director of or consultant to the Company or one of its subsidiaries, through those dates. You will receive your vested shares after you provide for the payment to the Company of the federal and state income and employment withholding taxes to which you become subject at the time your restricted stock vests, either by cash payment or in accordance with another arrangement agreed upon between the Company and you.

         THE BOARD OF DIRECTORS MAKES NO RECOMMENDATION AS TO WHETHER YOU SHOULD TENDER OR REFRAIN FROM TENDERING YOUR OPTIONS IN THE OFFER. YOU MUST MAKE YOUR OWN DECISION WHETHER TO TENDER YOUR OPTIONS.

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         The Company's offer is being made under the terms and subject to the conditions of the offer to exchange and related letter of transmittal enclosed with this letter. You should carefully read the entire offer to exchange and letter of transmittal before you decide whether to tender all or any portion of your options. A tender of options involves risks which are discussed in the offer to exchange. To tender options, you will be required to properly complete and return to us the letter of transmittal and any other documents specified in that letter by the expiration date of the Company's offer.

         If you have any questions about the offer, please call Debbie Maddocks, Vice President of Finance and Investor Relations, at (626) 304-0401.

         We thank you for your continued efforts on behalf of PAULA Financial.

                                                Sincerely,

                                                /s/ JEFFREY A. SNIDER
                                                --------------------------------
                                                Jeffrey A. Snider
                                                Chief Executive Officer

Enclosures


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